AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 2006

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                        First Clover Leaf Financial Corp.

           -----------------------------------------------------------
                                (Name of Issuer)

                          Common Stock ($.10 Par Value)

           -----------------------------------------------------------
                         (Title of Class of Securities)

                                   31969M-10-5
                      -------------------------------------
                                 (CUSIP Number)

                                  July 11, 2006

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

        ( )   Rule 13d-1 (b)
        (X)   Rule 13d-1 (c)
        ( )   Rule 13d-1 (d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  31969M-10-5

1       NAME OF REPORTING PERSONS

                 Investors of America, Limited Partnership
                 IRS Identification No. of above

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                                      (a)X
                                                                      (b)

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Nevada

                                                   5    SOLE VOTING POWER
NUMBER OF SHARES                                             613,395
BENEFICIALLY OWNED
BY EACH REPORTING                                  6    SHARED VOTING POWER
PERSON WITH                                                     0

                                                   7    SOLE DISPOSITIVE POWER
                                                             613,395

                                                   8    SHARED DISPOSITIVE POWER
                                                                0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 613,395

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ( )

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 6.8%

12      TYPE OF REPORTING PERSON (See Instructions)
                 PN

CUSIP NO.  31969M-10-5

1       NAME OF REPORTING PERSONS

                 The Indenture of Trust Establishing The Dierberg Foundation IRS Identification No. of above

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                                      (a) X
                                                                      (b)

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Missouri

                                                   5    SOLE VOTING POWER
NUMBER OF SHARES                                              50,000
BENEFICIALLY OWNED
BY EACH REPORTING                                  6    SHARED VOTING POWER
PERSON WITH                                                      0

                                                   7    SOLE DISPOSITIVE POWER
                                                              50,000

                                                   8    SHARED DISPOSITIVE POWER
                                                                 0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 50,000

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ( )

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 0.6%

12      TYPE OF REPORTING PERSON (See Instructions)
                 OO - Charitable Foundation

CUSIP NO.  31969M-10-5

1       NAME OF REPORTING PERSONS

                 Dierberg Operating Foundation, Inc.
                 IRS Identification No. of above

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                                      (a)X
                                                                      (b)


3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Missouri

                                                   5    SOLE VOTING POWER
NUMBER OF SHARES                                              50,000
BENEFICIALLY OWNED
BY EACH REPORTING                                  6    SHARED VOTING POWER
PERSON WITH                                                      0

                                                   7    SOLE DISPOSITIVE POWER
                                                              50,000

                                                   8    SHARED DISPOSITIVE POWER
                                                                 0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 50,000

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ( )

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 0.6%

12      TYPE OF REPORTING PERSON (See Instructions)
                 CO/OO - OPERATING FOUNDATION

CUSIP NO.  31969M-10-5

1       NAME OF REPORTING PERSONS

                 James F. Dierberg
                 IRS Identification No. of above

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                                      (a)X
                                                                      (b)


3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.A.

                                                  5     SOLE VOTING POWER
NUMBER OF SHARES                                             141,144
BENEFICIALLY OWNED
BY EACH REPORTING                                 6     SHARED VOTING POWER
PERSON WITH                                                      0

                                                  7     SOLE DISPOSITIVE POWER
                                                             141,144

                                                  8     SHARED DISPOSITIVE POWER
                                                                 0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 141,144

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ( )

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 1.6%

12      TYPE OF REPORTING PERSON (See Instructions)
                 IN

CUSIP NO.  31969M-10-5

1       NAME OF REPORTING PERSONS

                  Mary W. Dierberg
                  IRS Identification No. of above

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                                      (a)X
                                                                      (b)


3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.A.

                                                  5     SOLE VOTING POWER
NUMBER OF SHARES                                              20,000
BENEFICIALLY OWNED
BY EACH REPORTING                                 6     SHARED VOTING POWER
PERSON WITH                                                      0

                                                  7     SOLE DISPOSITIVE POWER
                                                              20,000

                                                  8     SHARED DISPOSITIVE POWER
                                                                 0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 20,000

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ( )

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 0.2%

12      TYPE OF REPORTING PERSON (See Instructions)
                 IN

NOTE: THIS FILING AMENDS A PREVIOUS FILING, DATED JULY 21, 2006, AND CORRECTS THE NUMBER OF SHARES OWNED.

ITEM 1  (A) NAME OF ISSUER:

        First Clover Leaf Financial Corp.

ITEM 1  (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        300 St. Louis Street, Edwardsville, Illinois 62025

ITEM 2  (A) NAME OF PERSON FILING:

        The names of the persons filing this statement (the "Reporting Persons") are Investors of America, Limited Partnership, The Indenture of Trust Establishing The Dierberg Foundation, Dierberg Operating Foundation, Inc., James
F. Dierberg, and Mary W. Dierberg.

ITEM 2  (B) ADDRESS OF PRINCIPAL OFFICE:

        The address of the principal office of each of the Reporting Persons is 135 North Meramec, Clayton, MO 63105.

ITEM 2  (C) CITIZENSHIP:

        James F. Dierberg and Mary W. Dierberg are citizens of the United States of America. Investors of America, Limited Partnership is a Nevada partnership. The Indenture of Trust Establishing The Dierberg Foundation was established in Missouri and Dierberg Operating Foundation is a Missouri corporation.

ITEM 2  (D) TITLE OF CLASS OF SECURITIES:

        This statement relates to Common Shares of the Issuer ("Shares").

ITEM 2  (E) CUSIP NUMBER:           31969M-10-5

ITEM 3  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR
              13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

        (a)  /__/ Broker or dealer registered under Section 15 of the
                         Exchange Act.

        (b)  /__/ Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)  /__/ Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d)  /__/ Investment company registered under Section 8 of the
                         Investment Company Act.

        (e)  /__/ An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E).

        (f)  /__/ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

        (g)  /__/ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

        (h)  /__/ A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act.

        (i)  /__/ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

        (j)  /__/ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4  OWNERSHIP:

(a)(b) Amount beneficially owned and Percent of class:
        Investors of America Limited Partnership - 613,395 (6.8%)
        Indenture of Trust Establishing The Dierberg Foundation - 50,000 (0.6%) Dierberg Operating Foundation, Inc. - 50,000 (0.6%)
        James F. Dierberg  - 141,144 (1.6%)
        Mary W. Dierberg - 20,000 (0.2%)

Each Reporting Person has the sole power to dispose or direct the disposition of and the sole power to vote or direct the vote of his or her respective shares.

ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        This item is not applicable.

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        No other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares held by each Reporting Person.

ITEM 7  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        This item is not applicable.

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

        See Exhibit B

ITEM 9  NOTICE OF DISSOLUTION OF GROUP.

        This item is not applicable.

ITEM 10   CERTIFICATION.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: September 21, 2006


Investors of America Limited Partnership


/s/ James F. Dierberg                                    /s/ Mary W. Dierberg
-----------------------------------                      -----------------------
    James F. Dierberg, President of                          Mary W. Dierberg,
    First Securities America, Inc.,                          as an individual
    General Partner


Indenture of Trust Establishing
The Dierberg Foundation


/s/ James F. Dierberg                                    /s/ James F. Dierberg
-----------------------------------                      -----------------------
    James F. Dierberg, Trustee                               James F. Dierberg,
                                                             as an individual


Dierberg Operating Foundation, Inc.


/s/ James F. Dierberg
-----------------------------------
    James F. Dierberg, President

                                    EXHIBIT A

            Consent Agreement Pursuant to 17 C.F.R. 13d-1(k)(1)(iii)

        Each of the undersigned hereby consents and agrees to the filing on behalf of each of them of the foregoing joint statement on Schedule 13G pursuant to 17 C.F.R. 13d-1(k)(1)(iii) with respect to his/her/its beneficial ownership of the shares of the Issuer.

Investors of America Limited Partnership


/s/ James F. Dierberg                                  /s/ Mary W. Dierberg
-----------------------------------                    -------------------------
    James F. Dierberg, President of                        Mary W. Dierberg
    First Securities America, Inc.,
    General Partner


Indenture of Trust Establishing
The Dierberg Foundation


/s/ James F. Dierberg                                  /s/ James F. Dierberg
-----------------------------------                    -------------------------
    James F. Dierberg, Trustee                             James F. Dierberg


Dierberg Operating Foundation, Inc.


/s/ James F. Dierberg
-----------------------------------
    James F. Dierberg, President




Dated: September 21, 2006

                                    EXHIBIT B




Response to Item 8. The members of the group are Investors of America, Limited Partnership, The Indenture of Trust Establishing The Dierberg Foundation, Dierberg Operating Foundation, Inc., James F. Dierberg, and Mary W. Dierberg.